Exhibit 99.1

Message to Confluent Employees from Jay Kreps

Today we’re announcing a very hard change we have to make. We are rolling out a set of adjustments to our 2023 plan oriented around driving additional efficiency. As part of this we are reducing our workforce by about 8%. If you are one of the individuals whose role is impacted, you will receive a calendar invite for a conversation with a senior leader today. If you are outside of the U.S. there may be slightly different timelines based on local laws. If you are one of the individuals whose role is not impacted, you will receive a follow-up email letting you know you are not impacted.

Why we are doing this

This decision was not made lightly. However, I believe this is a necessary change to set us up for success in the year ahead.

To many, I’m sure this news comes as a shock, though those following the broader tech ecosystem closely may be less surprised. In this challenging economic environment, sales cycles are taking longer and many of our deals are more scrutinized by customers. This puts pressure on growth. Meanwhile there has also been a significant shift in the market, resetting expectations for the tech sector. This rapid change in the world around us, left our plans for the year increasingly squeezed between downward pressure on growth from a slowing economy and upwards pressure on efficiency from the rapid change in the market. Ultimately, we had optimized some aspects of our operations for a very different world than we found ourselves operating in. The responsibility for that falls squarely on me.

In light of this we reevaluated our plans for the year, and have made the decision to accelerate our path to profitability, while still delivering high growth. In our new plan, we expect to grow revenue by approximately 30% in 2023 and exit Q4 2023 with breakeven non-GAAP operating margin.

At my request, everyone on the executive team took a step back to look at our existing expenses and headcount. We wanted to ensure we had fully funded every essential aspect of our near term execution and longer term plans. But we knew that in the rapid growth over the last 8 years, there was room for improvements in efficiency without compromising our longer term plans. With this in mind we made a set of targeted cuts that enable a more rapid path to profitability while maintaining high growth. We’ll talk through these changes in the days ahead.

Our plan for departures

Unfortunately, we are saying goodbye to many friends and colleagues across the company. We want to do this in a way that ensures we are doing right by our departing team members.

In the U.S., impacted employees will be offered severance, healthcare coverage, outplacement services, immigration support as needed and some forward vesting of RSUs. Those outside the U.S. will receive a broadly similar package but with variations based on the requirements of local laws.

What’s next?

To those who are leaving, I want to say thank you. You have made important contributions to Confluent and I have the utmost respect for all of you.

To those who remain, I know a change like this is jarring and disruptive. We’ll be adjusting some team structures and our plans for the year in light of this change. We’ll be discussing this plan in greater detail at our company kick off next week.

Despite the difficult environment, I remain very optimistic about our future. We are a leader in a massive, highly strategic space. We have a huge opportunity to build a major new data platform that can be the central nervous system of every company.

I want to personally thank all of you for being here, showing up, and helping build Confluent into the enduring company we all know it can be.

-Jay